Exhibit 99.1
[DATE]
Re: Merger of PHS and CMS parent companies
Dear [NAME]:
I wanted to write this letter as a follow-up to your recent telephone discussion with [PHS REPRESENTATIVE] regarding the potential combination of the parent companies of PHS and CMS. As you know, we have entered into a definitive agreement to combine the parent companies of PHS Correctional Healthcare and Correctional Medical Services, pending regulatory and other customary approvals. Until such time as the merger becomes finalized, we will operate as two separate and independent companies.
In these very challenging economic times, progressive minded leaders look for ways to provide better, more cost effective methods of providing services. We believe the combination of these two companies will enhance our ability to provide you and those patients under your care with the best correctional healthcare services in the industry. Upon the consummation of this merger, PHS Correctional Healthcare will continue to operate. Your contract will remain with PHS as it is now. The team that is working with you at your facilities will not change following the combination of the two companies. We will ensure that this transition creates no interruptions or administrative issues for you. You should not experience any disruption of the services and support you have come to expect from our team over the last three years. In fact as we move forward, we will strive to enhance our service levels. The combination should position us to make strategic acquisitions and investments in healthcare technology, innovations, and staff that directly benefit the citizens of [CLIENT JURSIDICTION].
If you experience any issues or changes in the quality of your service please contact any member of our leadership team including myself and we will quickly address the issue in the manner you have come to expect from PHS Correctional Healthcare.
Respectfully,

[PHS REPRESETNATIVE]
PHS Correctional Healthcare Inc.